Exhibit 10.33

LEASE AGREEMENT (English Translation)

Lessor (hereinafter referred to as Party A) ：Ms. Lifang Chen

Address: 12F, Building B, World Trade Center, NO.45, North Haiyu Road, Changshu City, China 215500.

Lessee (hereinafter referred to as Party B) ：Changshu Huaye Steel Strip Co., Ltd.

Address: No.8, Huaye Road, Dongbang Industrial Park, Changshu City, Jiangsu Province, PRC, 215534.

In accordance with relevant Chinese laws, decrees and pertinent rules and regulations, Party A and Party B have entered into the following agreement (the “Agreement”) through friendly consultation.

Article 1 Location of the property

Party A will lease to Party B the premises and attached facilities owned by Party A, which are located at 12F, Building B, World Trade Center, NO.45, North Haiyu Road, Changshu City, China 215500 and in good condition to Party B.

Article 2 Size of the property

The registered size of the leased property is 1,200 square meters (Floor Space).

Article 3 Lease term

The term of this lease is for three years, beginning on November 8, 2008, and ending on November 8, 2011. Party A will vacate the premises and make it available for Party B’s use by November 8, 2008.

Article 4 Rent

1. Party B agrees to pay rent in the amount of RMB ONE HUNDRED TWENTY THOUSAND Yuan per month. Each payment will be made in the form of cash. .

2. The rent shall be paid every three months. The first payment of rent will be made before January 1, 2009. Each successive payment will be paid before the first day of each corresponding month. Party B will pay the rent before using the premises and attached facilities (In case Party B pays the rent via remittance, the date of remitting will be the day of payment and Party B shall be responsible for the remittance fees.) Party A will issue a written receipt after receiving the payment.

3. In case the rent is more than ten days overdue, Party B will pay 0.5%of monthly rental amount as late charge each day; if the rent is more than 15 days overdue, Party B will be deemed breach of the Agreement by unilaterally terminating the Agreement. In addition, Party A may repossess the property and has any other right or remedy available to Party A on account of Party B’s default.

Article 5 Obligations of Party A

1. Party A will provide the premises and attached facilities timely to Party B for using.

2. In case the premise and attached facilities are damaged by quality defects, reasonable wear or tear or natural disasters, Party A will be responsible to repair at its own expenses.

3. Party A makes representations and warranties that it has the legal rights to lease the property to Party B. Party A shall be responsible for Party B’s losses due to Party A’s breach of such representations and warranties.

Article 6 Obligations of Party B

1. Party B may, following Party A’s consent, make additions to the property. Party B will, upon the termination of the Agreement, remove such additions without damaging the leased property.

2. Party B shall not sublease all or any part of the leased property without Party A’s consent. Party B shall use the property with due care and be responsible for any damages to the property caused by Party A’s fault or negligence.

3. Party B will use the property lawfully according to this Agreement and shall not use the property for the purposes of storing inherently dangerous substance. Party B shall be responsible for the damages caused by such misuse.

4. Party B shall timely pay all charges for water, electricity, gas, telecommunications, cable and other services and utilities used by it on the leased property during the term of this Agreement.  .

Article 7 Termination of the Agreement

1. Party B shall notify Party A at least two months before the termination date of this Agreement if it intends to renew the lease. Party B shall have the right of first refusal if at any time Party A determines to lease the property.

2. Party B shall, upon termination of this Agreement, vacate and return the property to Party A on the date of termination. Any belongings left in the property without Party A's prior consent will be deemed to be abandoned by Party B and Party A has the right to dispose it.

3. This Agreement will be effective after being signed by both parties. No party shall terminate this Agreement without the other party’s consent. Anything not covered under this Agreement will be discussed separately by both parties.

Article 8 Default

1. Both Parties will solve the disputes arising from execution of the Agreement or in connection with the Agreement through friendly consultation. Either party may submit any dispute failing friendly consultation to competent courts of China for judgment.

Article 9 Miscellaneous

1. Any appendix is an integral part of this Agreement. The appendix and this Agreement have equal binding force.

2. There are two originals of this Agreement and each Party holds one original(s).

3. The Parties have agreed to the following additional provisions:

Party A: Ms. Lifang Chen	Party B: Changshu Huaye Steel Strip Co., Ltd.

/s/ Lifang Chen	(Seal)

Date: November 8, 2008	Date: November 8, 2008